EX-10.1

SOTHEBY’S
EXECUTIVE BONUS PLAN
AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2007

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SOTHEBY’S
EXECUTIVE BONUS PLAN
TABLE OF CONTENTS

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SOTHEBY’S
EXECUTIVE BONUS PLAN
ARTICLE 1
PREAMBLES

1.1 Establishment and Adoption of the Plan. Effective as of January 1, 2005, Sotheby’s Holdings, Inc. (the predecessor to the Corporation) established the Sotheby’s Holdings, Inc. Executive Bonus Plan, which was subsequently approved by shareholders. The Sotheby’s Holdings, Inc. Executive Bonus Plan is hereby amended and restated effective as of January 1, 2007 as the Sotheby’s Executive Bonus Plan (the “Plan”), which is set forth in this Plan document, subject to the approval of the shareholders of the Corporation. The Plan will remain in effect until terminated by the Committee.

1.2 Purpose of Plan. The purpose of the Plan is to attract, retain, motivate and reward highly qualified and experienced executives who will perform in the best interests of the Corporation and to align employee interests with those of the Corporation’s shareholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of rewarding eligible employees based on the performance of the Corporation and its Business Units.

ARTICLE 2
DEFINITIONS

For the purposes of this Plan, the following words and phrases have the meanings indicated, unless the context clearly indicates otherwise.

2.1 Applicable Period means, with respect to any Performance Period, a period commencing on or before the first day of such Performance Period and ending no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed. Any action required under the Plan to be taken within the period specified in the preceding sentence may be taken at a later date if, but only if, Code Section 162(m) and the regulations thereunder permit such later date, in which case the term “Applicable Period” shall be deemed amended accordingly.

2.2 Beneficiary is determined under Section 6.5.

2.3 Board means the Corporation’s Board of Directors.

2.4 Business Day means any day on which the New York Stock Exchange is open for trading.

2.5 Business Unit means a strategic business unit, central function, regional group or other unit of classification of the Corporation, as specified by the Committee.

2.6 Code means the Internal Revenue Code of 1986, as amended.

2.7 Corporation means Sotheby’s, a Delaware corporation.

2.8 Committee means the committee appointed by the Board to administer the Plan as set forth in Section 4.

2.9 Date of Grant with respect to an award of Restricted Stock, means the date on which the Committee approves the award of Restricted Stock under Article 6 of the Plan.

2.10 Employee means an individual who is and continues to be employed (within the meaning of Code Section 3401 and the regulations promulgated thereunder) by the Corporation or a subsidiary of the Corporation. An Employee shall cease to be an Employee upon the voluntary or involuntary termination of his employment with the Corporation for any reason. Whether an authorized leave of absence or an absence due to military or government service, disability, or any other reason constitutes a cessation of employment, shall be determined by the Committee.

2.11 Exchange Act means the Securities Exchange Act of 1934, as amended.

2.12 Participant means an Employee who has been selected to participate in the Plan for a particular Performance Period based on the Chief Executive Officer’s annual recommendation to the Committee. It is intended that only a select group of key executives will be eligible to participate in the Plan.

2.13 Performance Bonus means, for each Participant, the amount payable to him as a bonus pursuant to the Plan.

2.14 Performance Goals for any Performance Period, shall mean:

(i) The performance goals of the Corporation or one or more Business Units, as specified by the Committee, shall be based on one or more of the following objective criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, return on equity, earnings per share, EBITDA (earnings before interest, taxes, depreciation and amortization), price-earnings multiples, net income, operating income, pre-tax income, revenues, working capital, stockholder return, cash flow, and operating margins and statistics. The Performance Goals may relate to one or more Business Units or the performance of the Corporation as a whole, or any combination of the foregoing.

(ii) To the extent applicable, the Committee, in determining whether and to the extent a Performance Goal has been achieved, shall use the information to be used in the Corporation’s audited financial statements and other objectively determinable information. The Performance Goals established by the Committee may be (but need not be) different each Performance Period and different Performance Goals may be applicable to different Participants.

2.15 Performance Period means the calendar year.

2.16 Qualified Member means a member of the Committee who is a “non-employee director” of the Corporation as defined in Rule 16b-3(b)(3) under the Exchange Act and an “outside director” within the meaning of Regulation 1.162-27 (or any successor provision) under Code Section 162(m).

2.17 Restricted Stock means shares of the Corporation’s common stock issued under the Restricted Stock Plan (or any successor plan).

2.18 Restricted Stock Plan means the Sotheby’s Holdings, Inc. Amended and Restated Restricted Stock Plan (or any successor plan).

2.19 Target Annual Incentive Bonus means, for any Participant, the amount established for the Participant under the Corporation’s annual incentive bonus plan.

2.20 Target Performance Bonus means, for any Participant with respect to any Performance Period, the amount that the Participant would be eligible to earn as a Performance Bonus for that Performance Period.

ARTICLE 3
PARTICIPATION

An Employee shall be eligible to participate in the Plan if he is designated as eligible by the Committee. Individuals not specifically designated by the Committee are not eligible to participate in the Plan. Eligibility will be determined each Performance Period. The Corporation intends that only certain senior-level key executives will be eligible to participate in the Plan. In making such selections, the Committee may take into account the nature of the services rendered by such Employees, their present and potential contributions to the Corporation’s success, and such other factors as the Committee in its discretion shall deem relevant.

ARTICLE 4
ADMINISTRATION

4.1 Committee. The Compensation Committee of the Board shall administer the Plan, unless the Board shall appoint a different committee. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members, and (ii) any action relating to an award to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Corporation may be taken either by the Board, a subcommittee of the Committee consisting of two or more Qualified Members or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non- Qualified Member(s), shall be the action of the Committee for purposes of the Plan.

4.2 Powers and Duties of the Committee. The Committee shall have the sole discretionary authority (i) to select the Employees who are eligible to participate in the Plan, (ii) to establish and/or approve the Performance Goals, (iii) to interpret the Plan, (iv) to establish and modify administrative rules for the Plan, (v) to impose such conditions and restrictions on Performance Bonuses as it determines appropriate, and (vi) to take any other actions in connection with the Plan or Performance Bonuses and to make all determinations under the Plan as it may deem necessary or advisable. Action taken or not taken by the Committee on one or more occasions shall be without obligation to take or not take such action or like action on any other occasion(s). All powers of the Committee shall be executed in its sole discretion, in the best interests of the Corporation, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

All Performance Bonuses shall be made conditional upon the Participant’s acknowledgement, by acceptance of a Performance Bonus, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Performance Bonus. Performance Bonuses need not be uniform among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Corporation and all employees of the Corporation, including, the Participants and their respective beneficiaries.

4.3 Delegation by Committee. Except to the extent prohibited by applicable law (including, but not limited to, Code Section 162(m)) or the applicable rules of a stock exchange, the Committee may delegate, on such terms and conditions as it determines in its sole and absolute discretion, to one or more senior executives of the Corporation, any of the powers herein provided or conferred, or designate one or more senior executives to perform those matters to be performed by the Committee, including administration of the Plan; provided, however, that only the Committee shall have the authority to amend or terminate the Plan. Any person or persons delegated or designated by the Committee shall be subject to the same obligations and requirements imposed on the Committee and its members under the Plan. Any such allocation or delegation may be revoked by the Committee at any time.

4.4 Expenses of Administration. The Corporation shall pay all costs and expenses of administering the Plan.

4.5 Indemnification. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Corporation or any of its affiliates, the Corporation’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Corporation to assist in the administration of the Plan. The Committee, members of the Committee, and each officer or employee of the Corporation designated or delegated by the Committee or acting on behalf of the Committee, shall be indemnified and protected by the Corporation for any action or any failure to act in connection with services performed by or on behalf of the Committee to the fullest extent provided or permitted by the Corporation’s Articles of Incorporation and any other applicable legally binding document and by any insurance policy or other agreement intended for the benefit of the Committee as a committee of the Board of Directors or otherwise, or by any applicable law.

ARTICLE 5
PERFORMANCE GOALS AND
PERFORMANCE BONUS AMOUNTS

5.1 Establishment of Performance Goals. For a given Performance Period, the Committee, upon recommendation from the Corporation’s management, shall, within the Applicable Period, determine the Employees who shall be Participants during that Performance Period, each Participant’s Target Performance Bonus and the Performance Goals for each Participant, all of which shall be set forth in writing. The Performance Goals may provide for differing amounts to be paid based on differing thresholds of performance. The Committee shall specify in the minutes what adjustments under Section 5.5, if any, shall be made to the financial calculations used to determine the achievement of Performance Goals. The Committee shall notify each Participant of the applicable Performance Goals and other terms of Target Performance Bonuses for the Performance Period.

5.2 Determination of Performance Bonus. Generally, a Participant earns a Performance Bonus based on the level of achievement of the Performance Goals established by the Committee for that Performance Period; provided that the Committee may reduce a Performance Bonus based upon its assessment of performance or other factors, but not increase the Performance Bonus beyond the amount determined based on achievement of the Performance Goals. No Performance Bonuses will be paid out with respect to any Performance Period in which the minimum level of the Performance Goals established by the Committee has not been achieved. Upon satisfaction of the designated Performance Goals for any Performance Period, Performance Bonus amounts will be based on a multiple of the Participant’s Target Annual Incentive Bonus.

5.3 Maximum Award Amount. The maximum Performance Bonus payable to any Participant for any Performance Period shall not exceed $3,000,000.

5.4 Code Section 162(m). It is the intent of the Corporation that Performance Bonuses payable to Participants under the Plan who are “covered employees” within the meaning of Treasury regulation section 1.162-27(c)(2) (as amended from time to time) shall constitute “performance-based compensation” within the meaning of Code Section 162(m) and Treasury regulation section 1.162-27(e) (as amended from time to time). Unless the Committee determines otherwise, the Performance Bonuses shall be based on Performance Goals for each Performance Period that shall satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m), including the requirement that the achievement of the Performance Goals be substantially uncertain at the time they are established and that the Performance Goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Performance Goals have been met. Performance Bonuses may not be awarded as an alternative to any other award that is not designated as “qualified performance-based compensation” but instead must be separate and apart from all other awards made. The Committee is authorized to reduce the Performance Bonus for any Performance Period based upon its assessment of performance or other factors, but not to increase the Performance Bonus beyond the amount determined based on achievement of the Performance Goals. Any reduction of a Participant’s Performance Bonus shall not result in an increase in any other Participant’s Performance Bonus.

5.5 Changes to the Target. The Committee may at any time prior to the final determination of the Performance Bonuses change the Target Performance Bonus of any Participant or the Performance Goals applicable to such Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period; provided, however, the

Committee may only make such changes with respect to a Performance Bonus to the extent such changes will not adversely affect the Performance Bonus from qualifying as performance-based compensation under Code Section 162(m).

5.6 Impact of Extraordinary Items or Changes in Accounting. To the extent applicable, the determination of achievement of Performance Goals set under the Plan for any given Performance Period shall be determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Corporation’s audited financial statements, and, unless the Committee decides otherwise within the Applicable Period, without regard to (i) extraordinary items or discontinued operations as determined in accordance with GAAP, (ii) gains or losses from the sale of significant assets or Business Units, (iii) changes in accounting rules or principles, (iv) any non-recurring impairment or restructuring charges, or (v) any unusual adjustment to tax valuation allowances. Notwithstanding the foregoing, nothing herein shall be considered as preventing the Committee from making adjustments to the Performance Goals or to an individual Performance Bonus to reflect unusual or non-recurring events, to the extent that such adjustments will not adversely affect the Performance Bonus from qualifying as performance-based compensation under Code Section 162(m).

ARTICLE 6
PAYMENT OF PERFORMANCE BONUS

6.1 Termination of Employment Prior to the Bonus Payment Date. A Participant must be employed both on the last day of the Performance Period and the date upon which the Performance Bonus is paid in order to earn a Performance Bonus for that Performance Period, except as provided in Section 6.5 in the event of a Participant’s death; provided, however, the Committee, in its sole discretion, may decide to make a prorated payment to a Participant who is not employed on the date(s) referenced in the preceding sentence, based on the number of days that the Participant was actively employed and performed services during such Performance Period in such circumstances as are deemed appropriate. If a Participant is on an authorized leave of absence during the Performance Period, the Participant may be eligible to receive a pro-rated portion of any Performance Bonus that would otherwise have been earned, as determined by the Committee.

6.2 Time, Form and Manner of Payment. A Participant’s Performance Bonus shall be payable in accordance with this Section 6.2. The Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), prior to payment of each Performance Bonus, that the Performance Goals have been satisfied. Performance Bonuses shall be payable in cash, as an award of Restricted Stock if permitted under the Restricted Stock Plan, or as a combination of cash and Restricted Stock. Performance Bonuses shall be paid as soon as practicable following the close of the Performance Period, but in any event no later than the March 15th following the end of the Performance Period for which the Performance Bonus was earned, or such later date as the Committee may determine in accordance with Code Section 409A. The number of shares of Restricted Stock granted pursuant to this Section 6.2, if any, shall be calculated in accordance with Section 6.3.

6.3 Restricted Stock Award.

(a) Calculation. The number of shares of Restricted Stock granted, if any, as payment for the Participant’s Performance Bonus under the Plan shall be calculated as follows:

Number of Shares of Restricted Stock Granted	=	Portion of a Participant’s Performance Bonus to be Paid in Restricted Stock Per Share Price of the Corporation’s Common Stock on the Date of Grant

For purposes of this calculation, the Date of Grant shall be the date the Committee approves the Performances Bonuses payable to Plan Participants for the applicable

Performance Period. The Per Share Price of the Corporation’s Common Stock means the closing price per share of the Corporation’s Common Stock on the New York Stock Exchange (or, if listed on more than one United States exchange, the principal said exchange) on the Business Day immediately preceding the Date of Grant of the Restricted Stock. If the calculation results in fractional shares, the total will be rounded up to the nearest whole share.

(b) Vesting of Restricted Stock. Unless the Committee decides, in its sole discretion, on a longer vesting schedule, any Restricted Stock payable with respect to a Performance Bonus shall vest in accordance with the following schedule:

Completed Years of Employment From Date of Grant	Cumulative Vesting Percentage
1	33 1/3%
2	66 2/3%
3 or more	100%

If a Participant terminates employment prior to 100% vesting, any shares of Restricted Stock which are not vested shall be forfeited immediately and permanently. A Participant shall be 100% vested in his Restricted Stock in the event he terminates employment by reason of death, Disability, or Retirement, or in the event of a Change in Control (as such terms are defined in the Restricted Stock Plan). If the vesting percentage results in fractional shares, the vested amount will be rounded up to the nearest whole share.

(c) Restricted Stock Plan. Except as provided with respect to the vesting schedule determined in accordance with Section 6.3(b) above, the Restricted Stock granted under the Plan shall be subject to all of the terms and conditions of the Restricted Stock Plan.

6.4 Withholding; Payroll Taxes. To the extent required by the law in effect at the relevant time, the Corporation shall withhold from payments made under the Plan any taxes required to be withheld pursuant to the requirements of federal or any state or local law. The Corporation may require that the Participant or his personal representative pay to the Corporation the amount of any federal, state or local taxes that the Corporation is required to withhold with respect to such Performance Bonuses, or the Corporation may deduct from other wages paid by the Corporation the amount of any withholding taxes due with respect to such Performance Bonuses.

6.5 Payment to Beneficiary or Guardian. In the event a Participant dies subsequent to the end of a Performance Period but prior to the date a Performance Bonus for such Performance Period is paid, the Corporation shall make payment of the amount otherwise due to Participant to the Participant’s Beneficiary. The Beneficiary of each Participant shall be the Beneficiary designated by such Participant under the Sotheby’s, Inc. Retirement Savings Plan who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. However, a Participant may designate a Beneficiary different from his or her Beneficiary under the Sotheby’s, Inc. Retirement Savings Plan by filing with the Corporation a written designation of one or more persons as his Beneficiary. For purposes of the Plan, a Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Corporation. The last such designation received by the Corporation shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Corporation prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.

6.6 Impact of Performance Bonus on Corporation’s Other Benefit Plans or Programs. The cash amount of any Performance Bonus paid or payable under the Plan shall be included in the Participant’s compensation for purposes of calculating any amount or benefit the Participant is eligible to receive under the Sotheby’s Deferred Compensation Plan and the Sotheby’s, Inc. Retirement Savings Plan. The Performance Bonus shall not be included for purposes of the Sotheby’s, Inc. Severance Plan, other compensatory or fringe benefit programs, life insurance programs, or any other similar or subsequently established plan or program.

ARTICLE 7
AMENDMENT AND TERMINATION OF PLAN

7.1 Amendment. The Plan may be amended in whole or in part at any time by action of the Committee; provided, however that the Committee shall not amend the Plan without shareholder approval if such approval is required by Code Section 162(m). Except as provided in section 8.8 below, no amendment that adversely affects any Participant’s rights to a Performance Bonus that has been earned prior to the date of the amendment shall be effective unless the Participant consents to the amendment.

7.2 Right to Terminate. The Committee may at any time terminate this Plan. In the case of termination of the Plan, each Participant may receive a pro-rated portion of the Performance Bonus that would otherwise have been earned for the then current Performance Period had the Plan not been terminated, as determined by the Committee. Each such Performance Bonus shall be paid as soon as practicable, but in no event later than 2 1/2 months after the Performance Period in which the Plan terminates.

ARTICLE 8
MISCELLANEOUS

8.1 Status of Each Participant is that of an Unsecured General Creditor. Each Participant and his or her Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any specific property or asset of the Corporation. Assets of the Corporation shall not be held under any trust for the benefit of any Participant or his or her Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Corporation under this Plan. Any and all of the Corporation’s assets shall be, and remain, the general unrestricted assets of the Corporation. The Corporation’s sole obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Corporation to pay money in the future, subject to the conditions and provisions hereof.

8.2 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. Notwithstanding the above, if a Participant or his Beneficiary becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Corporation, then the Corporation may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Corporation in its sole discretion.

8.3 Not a Contract of Employment. The terms and conditions of this Plan do not constitute a contract of employment between the Corporation and any Employee or Participant. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Corporation. The Corporation is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any Employee or to remove any individual from the employment of the Corporation at any time, all of which rights and powers are expressly reserved.

8.4 Terms. The use of any gender herein is deemed to be or include the other genders and the use of the singular herein is deemed to be or include the plural (and vice versa), wherever appropriate.

8.5 Captions. The captions used in this Plan are for convenience only and are not to control or affect the meaning or construction of any of its provisions.

8.6 Governing Law. The provisions of this Plan are to be construed and interpreted according to the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

8.7 Validity. In case any provision of this Plan is held to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan will be construed and enforced as if such illegal or invalid provision had never been inserted herein.

8.8 Compliance with Law. With respect to reporting persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act and in all events the Plan shall be construed in accordance with Rule 16b-3. It is the intent of the Corporation that the Plan and Performance Bonuses comply with the applicable provisions of Code Section 162(m) to the extent deemed appropriate by the Committee which administers the Plan. It is also the intent of the Corporation that the Plan and Performance Bonuses comply with Code Section 409A. To the extent any provision of the Plan or action by the Committee fails to comply with any of the sections listed above, such provision shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee. To the extent that any legal requirement of Code Sections 162(m) or 409A, or Rule 16b-3, as set forth in the Plan ceases to be required under Code Sections 162(m) or 409A, or Rule 16b-3, that Plan provision shall cease to apply. The Committee may revoke any Performance Bonus if it is contrary to law or modify the Performance Bonus to bring it into compliance with any valid and mandatory government regulation. The Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to the affected Participants without so restricting, limiting or conditioning the Plan with respect to other Participants.

8.9 Successors. The provisions of this Plan bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein include any corporate or other business entity which, whether by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation and successors of any such corporation or other business entity.

8.10 Execution. To record the adoption of the Plan, subject to the approval of the Corporation’s shareholders, the Corporation has caused the execution hereof as of the date provided below.

As amended and restated, this Plan is adopted on the 9th day of April, 2007.

SOTHEBY’S

By:	/s/ SUSAN ALEXANDER Susan Alexander

Its: Executive Vice President and Worldwide Head of Human Resources